Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-155100) of our report dated February 28, 2008, except as it related to (i) the effects of the change in reportable segments discussed in Note 15 and (ii) the change in guarantor subsidiaries discussed in Note 16, as to which the date is November 5, 2008, and except as it related to the discussion under the heading “Development and Financing Strategy, Going Concern and Capital Transactions Update” in Note 1, as to which the date is November 14, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated November 17, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
November 17, 2008